IKON Office Solutions, Inc.
                                                    P.O. Box 834
                                                    Valley Forge, PA  19482-0834
                                                    70 Valley Stream Parkway
                                                    Malvern, PA  19355

  News Release

Contacts:

Veronica L. Rosa                                         Steven K. Eck
Investor Relations                                       Media Relations
610-408-7196                                             610-408-7295
vrosa@ikon.com                                           seck@ikon.com
--------------                                           -------------


                             IKON ANNOUNCES RESULTS
                      FOR THE SECOND QUARTER OF FISCAL 2004

                       Earnings in Line With Expectations
              Growth Platforms Yielding Results in Strategic Areas

Valley Forge, Pennsylvania - April 29, 2004 - IKON Office Solutions (NYSE:IKN), the world's largest independent channel for document management systems and services, today reported results for the second fiscal quarter ended March 31, 2004. Revenues of $1.18 billion grew modestly in the second quarter compared to the prior year, with foreign currency translation providing a 2.2% revenue benefit. Net income of $30.2 million, or $.19 per diluted share, includes a pretax loss of $12.1 million, or $.04 per diluted share, from the sale of the Company's U.S. leasing operations; a pretax loss on early extinguishment of debt of $3.1 million, or $.01 per diluted share, primarily related to the cancellation of the Company's credit facility on March 31; and, a tax benefit of $4.7 million, or $.02 per diluted share, associated with the utilization of net operating losses as a result of the tax gain generated on the sale of the U.S. leasing operations. Excluding these items, earnings per diluted share for the second quarter of Fiscal 2004 were $.22.

"Our results reflect the investments made to strengthen our service offerings and to expand our sales channels into the higher growth areas of the market, such as color and high-end black & white technologies that continue to fuel the aftermarket," stated Matthew J. Espe, IKON's Chairman and Chief Executive Officer. "While the equipment market continues to be competitive, we experienced positive trends in our focus areas of color and high-end production, as well as our other two strategic areas: aftermarket and document services, which represent over 54% of the Company's revenue mix. For example, sales of color technologies grew 62% in the quarter, which will continue to provide a steady source of profitable aftermarket revenues from equipment service and consumables in the future. Furthermore, the added resources we deployed this fiscal year to support our national account program delivered over 100% growth in revenues over the prior year, making the initiative another contributor to the improvement in aftermarket we experienced this quarter. We are also benefiting from an increasing demand for our expertise in Professional Services. These services, as well as our portfolio of workflow enablers from a range of industry leaders, provide added advantage for IKON in the marketplace, as integrated workflow strategies gain increasing importance with customers.



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"We also experienced operational improvements from our e-IKON investment, particularly in supply chain which delivered another record level of inventory turns for the quarter. In addition, the improvements we've achieved in our Canadian operations over the last several quarters enabled us to recognize a deferred tax benefit on net operating loss carryovers in Canada of $2.6 million. All of these improvements indicate that our growth platforms and efficiency investments are beginning to yield results. With the completion of our U.S. leasing transaction with GE Commercial Finance ("GE") and the pending transaction for our Canadian lease portfolio, we can now sharpen our focus on our core business as a global document management sales and service channel, and we look forward to the opportunities additional financial flexibility will provide to further improve our leadership position within the industry.

"Our financial position today continues to strengthen," continued Espe. "Unrestricted cash was $853 million at the end of the second quarter, and total debt has declined by over $1.1 billion from the second quarter a year ago. We are already on track in the third quarter to further strengthen our capital structure with the completion of our recent tender for $250 million of the June 2008 notes. The additional resources from the U.S. and Canadian leasing transactions will give us the opportunity to invest in our business initiatives and drive our long-term growth and operational efficiency."

Financial Analysis

Supply revenues and related costs sold as part of bundled service contracts were reclassified from Net Sales to Services in the second quarter. Reclassification adjustments for 2002, 2003 and the first quarter of Fiscal 2004 can be found on the Company's investor relations site of IKON.com. There is no impact on total revenues, operating margin, or net income for these periods.

Net Sales of $500.7 million, which includes the sale of copier/printer equipment, direct supplies and technology hardware, declined by 1.8% from the second quarter of Fiscal 2003. Sales of technology hardware declined by $5 million in the quarter, while direct supply sales remained relatively flat compared to the prior year. Sales of copier/printer equipment declined 1% from the prior year, with declines in lower-end, segment 1 to 4 and fax offsetting strong color and high-end black & white production performance over the prior year. Color equipment revenues grew by 62% in the quarter, due to the strong portfolio of products from industry leaders -- Canon, Ricoh, and the IKON CPP 8050 co-branded with Konica-Minolta. The Company also continued to build its installed base of high-end black & white equipment with installations of Canon imageRUNNER110/150s increasing by 20% from the second quarter of the prior year. Revenues from color, as well as high-end black & white equipment, represent an increasingly larger portion of the Company's product mix. This strengthened mix will continue to be a key factor in supporting future services growth. Gross profit margin on Net Sales declined to 28.3% from 30.5% in the second quarter of Fiscal 2003, due primarily to continued market competitiveness, customer mix and write-offs in the quarter.

Services of $585.4 million, which include revenues from the servicing of copier/printer equipment and other document services, grew by 2.3% from the second quarter of Fiscal 2003. Revenues from the servicing of copier/printer equipment grew by 2.6% from the prior year, as the Company begins to realize the benefits of a stronger mix of color and high-end technologies and strategic investments that enhance the potential for aftermarket revenues. Other document services, which include outsourcing and Professional Services, grew by 1.8%, the majority of which was due to growth in Professional Services. Gross profit margin on Services of 40.8% increased from 40.5% in the prior year due to continued productivity and operational improvements.

Finance Income of $98.3 million grew by 1.3% from the prior year. Gross profit margin from finance subsidiaries was 65.1% for the second quarter, up from 62.2% for the same period a year ago due to a continued decline in cost of capital throughout Fiscal 2003. In the second quarter, approximately 84% of IKON's equipment revenues in the U.S. were financed through IOS Capital, LLC, IKON's former U.S. captive lease subsidiary. Beginning in the third quarter, these




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equipment sales will be financed through the Company's strategic alliance with
GE that effectively transitions IKON out of the captive finance business in North America. Under the agreement with GE, IKON will receive origination fees and other revenue opportunities from GE.

Operating income decreased to $49.5 million for the second quarter of Fiscal 2004 from $69.8 million a year ago, primarily due to the loss on divestiture of business described below and a higher level of Selling and Administrative expenses. Selling and Administrative expenses increased by $5.3 million from the prior year, due primarily to foreign currency translation and increases in pension and other benefits that were offset by operational improvements. As a percentage of revenues, Selling and Administrative expenses were 32.4% compared to 32.0% a year ago. Interest expense of $9.7 million declined by $2.9 million from the second quarter of Fiscal 2003, due to continued reductions in non-lease financing related debt.

Divestiture of Business
On March 31, 2004, the Company announced the completion of its previously announced transaction with GE for its U.S. leasing business. As part of the transaction, and subject to post-closing adjustments, IKON sold certain assets and liabilities of IOS Capital and transferred IOS Capital's facilities, systems and processes to GE. In addition, under the terms of a Program Agreement, GE has become IKON's preferred lease-financing source in the U.S. The Company has also signed a definitive agreement with GE to sell the Company's approximate CN$230 million Canadian lease portfolio to GE and, as part of this transaction, GE will also become IKON's preferred lease-financing source for its Canadian operations. The Canadian sale is subject to required regulatory approvals and customary conditions and is expected to close in the third quarter of Fiscal 2004.

The Company incurred approximately $12.1 million, or $7.5 million net of tax, in expenses consisting primarily of accounting, legal and consulting fees and other miscellaneous expenses associated with the transaction.

Balance Sheet and Liquidity
Unrestricted cash was $853 million at the end of the second quarter, up significantly from the prior year due to cash proceeds received as a result of the transaction described above. A portion of the proceeds received on March 31 were used to repay the outstanding balance of the Company's U.S. lease financing conduit facilities, further improving the Company's financial position. As of March 31, 2004, current and long-term debt totaled $2.2 billion, of which approximately $1.2 billion is supported by lease receivable contracts totaling $1.6 billion. Since the second quarter of Fiscal 2003, debt has declined by $1.1 billion, and total debt to capital has declined to 56.3% from 67.7%.

Loss on early extinguishment of debt of $3.1 million in the second quarter of Fiscal 2004 was primarily related to the cancellation of the Company's credit facility on March 31, 2004. The facility was terminated concurrent with the closing of the IOS Capital/GE transaction. The Company intends to replace the facility with terms more appropriate for its capital structure and growth objectives.

IKON's Board of Directors approved the Company's regular quarterly cash dividend of $.04 per common share, payable on June 10, 2004 to holders of record at the close of business on May 24, 2004.

Outlook
The Company has revised expectations for Fiscal 2004 reflecting the impact of the IOS Capital/GE transaction, which includes the deployment of cash proceeds from the IOS Capital/GE transaction announced to date; but excluding the impact of any future deployment of cash proceeds. Fiscal 2004 earnings per diluted share are expected to be in the range of $.70 to $.75. Third quarter diluted earnings per share are expected to be in the range of $.15 to $.18. These expectations exclude the loss on divestiture and related tax benefit in the quarter, and losses on early extinguishment of debt. As a result of the completion of the tender for $250 million of the June 2008 notes, the Company expects to incur a pretax loss on early extinguishment of debt of approximately $32 million to $34 million in the third quarter of Fiscal 2004. Additional information regarding cash proceeds, use of cash, and pro-forma financial information are included on the slides that accompany today's conference call.

About IKON
IKON Office Solutions (www.ikon.com) integrates imaging systems and services that help businesses manage document workflow and increase efficiency. As the world's largest independent distribution channel for copier and printer technologies, IKON offers best-in-class systems from leading manufacturers such as Canon, Ricoh and HP and service support through its team of 7,000 service professionals worldwide. IKON also represents the industry's broadest portfolio of document management services: outsourcing and professional services, on-site copy and mailroom management, fleet management, off-site digital printing solutions, and customized workflow and imaging application development. With Fiscal 2003 revenues of $4.7 billion, IKON has approximately 600 locations throughout North America and Europe.

================================================================================

  QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the second quarter results and the Company's outlook for the next quarter and Fiscal 2004 will be discussed on a conference call hosted by IKON at 9:30 a.m. EST on Thursday, April 29, 2004. Please call (719) 457-2617 to participate. The live audio broadcast of the call, with slides, can be accessed on IKON's Investor Relations homepage. A complete replay of the conference call will also be available on IKON's Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Investor Relations. Beginning at 1:00 p.m. EST on April 29, 2004 and ending at midnight EST on May 2, 2004, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 541194.


  NON-GAAP INFORMATION: In the event any non-GAAP measures are discussed during the conference call, a file will be available, within 24 hours, on the Company's website, www.ikon.com, that reconciles non-GAAP and GAAP results. The file can be accessed on the Investor Relations home page.
================================================================================


This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected third quarter and full fiscal 2004 results, expected consummation of the IOS Capital/GE transaction in Canada, the ability to execute long-term strategic initiatives, growth and operational efficiency, plans to replace the Company's credit facility and expected impact of the IOS Capital/GE transaction. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; the implementation, timing and cost of the e-IKON initiative; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.
                                     (FIKN)
                                      # # #



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IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)
                                                                           Second Quarter Fiscal
                                                                  ----------------------------------------
                                                                         2004                     2003
                                                                  ---------------          ---------------
Revenues
Net sales                                                       $        500,683         $        509,980
Services                                                                 585,375                  572,396
Finance income                                                            98,259                   97,008
----------------------------------------------------------------------------------------------------------
                                                                       1,184,317                1,179,384
----------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                       358,827                  354,606
Services costs                                                           346,295                  340,466
Finance interest expense                                                  34,336                   36,644
Selling and administrative                                               383,220                  377,900
Loss from divestiture of business                                         12,125
----------------------------------------------------------------------------------------------------------
                                                                       1,134,803                1,109,616
----------------------------------------------------------------------------------------------------------

Operating income                                                          49,514                   69,768
Loss (gain) from early extinguishment of debt                              3,146                   (1,348)
Interest expense, net                                                      9,662                   12,607
----------------------------------------------------------------------------------------------------------
Income before taxes on income                                             36,706                   58,509
Taxes on income                                                            6,533                   22,087
----------------------------------------------------------------------------------------------------------
Net income                                                      $         30,173         $         36,422
                                                                  ===============          ===============


Basic Earnings Per Common Share                                 $           0.20         $           0.25
                                                                  ===============          ===============

Diluted Earnings Per Common Share                               $           0.19 (a)     $           0.23 (a)
                                                                  ===============          ===============

Weighted Average Common Shares Outstanding, Basic                        147,453                  144,483
                                                                  ===============          ===============

Weighted Average Common Shares Outstanding, Diluted                      170,901                  167,037
                                                                  ===============          ===============


Operations Analysis:
      Gross profit %, net sales                                            28.3%                    30.5%
      Gross profit %, services                                             40.8%                    40.5%
      Gross profit %, finance subsidiaries                                 65.1%                    62.2%
      Total gross profit %                                                 37.6%                    38.0%
      Selling and administrative as a % of revenue                         32.4%                    32.0%
      Operating income as a % of revenue                                    4.2%                     5.9%


(a) The calculation of diluted earnings per common share for the second quarter of fiscal 2004 and 2003 assumes the conversion of convertible notes issued in May 2002 resulting in 19,960 shares. For purposes of diluted earnings per common share, net income for the second quarter of fiscal 2004 and 2003 includes the add-back of $2,328 and $2,302, respectively, representing interest expense, net of taxes, associated with such convertible notes.


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IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)
                                                                         Year to Date Fiscal
                                                              ----------------------------------------
                                                                     2004                  2003
                                                              -------------------    -----------------
Revenues
Net sales                                                   $            963,411              986,257
Services                                                               1,160,116            1,158,598
Finance income                                                           197,270              191,907
------------------------------------------------------------------------------------------------------
                                                                       2,320,797            2,336,762
------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                       685,063              680,521
Services costs                                                           690,534              684,646
Finance interest expense                                                  69,275               75,663
Selling and administrative                                               759,688              761,694
Loss from divestiture of business                                         12,125
------------------------------------------------------------------------------------------------------
                                                                       2,216,685            2,202,524
------------------------------------------------------------------------------------------------------

Operating income                                                         104,112              134,238
Loss (gain) from early extinguishment of debt                              3,219               (1,250)
Interest expense, net                                                     19,747               24,818
------------------------------------------------------------------------------------------------------
Income before taxes on income                                             81,146              110,670
Taxes on income                                                           23,308               41,778
------------------------------------------------------------------------------------------------------
Net income                                                  $             57,838               68,892
                                                              ===================    =================


Basic Earnings Per Common Share                             $               0.39                 0.48
                                                              ===================    =================

Diluted Earnings Per Common Share                           $               0.37 (a)             0.44 (a)
                                                              ===================    =================

Weighted Average Common Shares Outstanding, Basic                        146,975              144,318
                                                              ===================    =================

Weighted Average Common Shares Outstanding, Diluted                      170,031              166,956
                                                              ===================    =================


Operations Analysis:
      Gross profit %, net sales                                            28.9%                31.0%
      Gross profit %, services                                             40.5%                40.9%
      Gross profit %, finance subsidiaries                                 64.9%                60.6%
      Total gross profit %                                                 37.7%                38.3%
      Selling and administrative as a % of revenue                         32.7%                32.6%
      Operating income as a % of revenue                                    4.5%                 5.7%


(a) The calculation of diluted earnings per common share for year-to-date fiscal 2004 and 2003 assumes the conversion of convertible notes issued in May 2002 resulting in 19,960 shares. For purposes of diluted earnings per common share, net income for the first six months ended March 31, 2004 and 2003 includes the add-back of $4,681 and $4,656, respectively, representing interest expense, net of taxes, associated with such convertible notes.

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IKON Office Solutions, Inc.
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COMPUTATIONS OF EARNINGS PER COMMON SHARE
(in thousands, except earnings per share)
(unaudited)
                                                                              Three Months Ended March 31,
                                                           ----------------------------------------------------------------

                                                                       2004                                2003
                                                           ----------------------------        ----------------------------

                                                             Basic           Diluted             Basic           Diluted
                                                           -----------      -----------        -----------      -----------

Average Shares Outstanding
Common shares                                                 147,453          147,453            144,483          144,483
Convertible notes                                                               19,960                              19,960
Restricted stock awards                                                            341                                 251
Stock options                                                                    3,147                               2,343
---------------------------------------------------------------------------------------------------------------------------
   Total shares                                               147,453          170,901            144,483          167,037
---------------------------------------------------------------------------------------------------------------------------

Income
Net income                                               $     30,173     $     30,173       $     36,422     $     36,422
Interest on convertible notes, net                                               2,328                               2,302
---------------------------------------------------------------------------------------------------------------------------
Adjusted net income                                      $     30,173     $     32,501       $     36,422     $     38,724
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
EPS                                                      $       0.20     $       0.19       $       0.25     $       0.23
===========================================================================================================================


                                                                                Six Months Ended March 31,
                                                           ----------------------------------------------------------------

                                                                        2004                                2003
                                                           ----------------------------        ----------------------------

                                                              Basic           Diluted             Basic           Diluted
                                                           -----------      -----------        -----------      -----------
Average Shares Outstanding
Common shares                                                 146,975          146,975            144,318          144,318
Convertible notes                                                               19,960                              19,960
Restricted stock awards                                                            334                                 257
Stock options                                                                    2,762                               2,421
---------------------------------------------------------------------------------------------------------------------------
   Total shares                                               146,975          170,031            144,318          166,956
---------------------------------------------------------------------------------------------------------------------------

Income
Net income                                               $     57,838     $     57,838       $     68,892     $     68,892
Interest on convertible notes, net                                               4,681                               4,656
---------------------------------------------------------------------------------------------------------------------------
Adjusted net income                                      $     57,838     $     62,519       $     68,892     $     73,548
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
EPS                                                      $       0.39     $       0.37       $       0.48     $       0.44
===========================================================================================================================

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                                                      IKON Office Solutions, Inc.
                                                      Consolidated Balance Sheets
                                                              Preliminary

                                                                                             March 31,
                                                                                                2004     September 30,
(in millions)                                                                               (unaudited)      2003
----------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                                     $ 853.3       $ 360.0
Restricted cash                                                                                 122.7         165.3
Accounts receivable, less allowances of:  March 31, 2004 - $20.8;
   September 30, 2003 - $14.3                                                                   543.6         560.3
Finance receivables, less allowances of: March 31, 2004 - $2.5;
   September 30, 2003 - $20.5                                                                   536.0       1,205.1
Inventories                                                                                     241.5         224.3
Prepaid expenses and other current assets                                                        76.1         103.4
Deferred taxes                                                                                   44.1          44.1
Receivable from sale of business                                                                177.5
Assets held for sale                                                                            176.9
----------------------------------------------------------------------------------------------------------------------
Total current assets                                                                          2,771.7       2,662.5
----------------------------------------------------------------------------------------------------------------------

Long-term finance receivables, less allowances of:  March 31, 2004 -
   $8.2; September 30, 2003 - $38.0                                                           1,077.5       2,370.9

Equipment on operating leases, net                                                               63.9         103.5

Property and equipment, net                                                                     165.8         177.6

Goodwill, net                                                                                 1,289.4       1,258.4

Other assets                                                                                     99.4          66.6
----------------------------------------------------------------------------------------------------------------------
Total Assets                                                                               $  5,467.7    $  6,639.5
----------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current portion of corporate debt                                                          $     95.7    $      6.5
Current portion of debt supporting finance contracts                                            549.7       1,445.2
Notes payable                                                                                     1.4           4.0
Trade accounts payable                                                                          168.3         245.7
Accrued salaries, wages and commissions                                                         105.6         117.1
Deferred revenues                                                                               127.2         143.5
Other accrued expenses                                                                          548.5         275.4
----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                     1,596.4       2,237.4
----------------------------------------------------------------------------------------------------------------------

Long-term corporate debt                                                                      1,001.6         419.1

Long-term debt supporting finance contracts                                                     600.3       1,563.5

Deferred taxes                                                                                  238.2         482.6

Other long-term liabilities                                                                     285.4         301.5

Commitments and contingencies

Shareholders' Equity
Common stock, no par value:  authorized: 300.0 shares; issued: March 31, 2004-149.9 shares; September 30, 2003-150.0 shares;
   outstanding:  March 31, 2004-147.7 shares; September 30, 2003-
   146.4 shares                                                                               1,015.1       1,015.7
Series 12 preferred stock, no par value:  authorized 480 shares; none issued or outstanding
Unearned compensation                                                                            (2.3)         (2.5)
Retained earnings                                                                               742.2         696.1
Accumulated other comprehensive loss                                                             (2.1)        (60.8)
Cost of common shares in treasury:  March 31, 2004 -1.6 shares;
   September 30, 2003-2.9 shares                                                                 (7.1)        (13.1)
----------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                    1,745.8       1,635.4
----------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                                   $5,467.7      $6,639.5
----------------------------------------------------------------------------------------------------------------------

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